Exhibit 4.1

POSTPONEMENT AND AMENDMENT AGREEMENT

This POSTPONEMENT AND AMENDMENT AGREEMENT, dated as of April 11, 2007 (this “Agreement”), by and among DYNAMIC HEALTH PRODUCTS, INC., a Florida corporation (the “Company”), DYNAMIC MARKETING I, INC., a Florida corporation (“DMI”) and LAURUS MASTER FUND, LTD., a Cayman Islands company (“Laurus”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in (i) that certain Securities Purchase Agreement, dated as of September 30, 2004, by and between the Company and Laurus (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement” and, together with the Related Agreements referred to therein, the “2004 Loan Documents”) or (ii) that certain Security Agreement, dated as of March 29, 2005, by and between the Company, DMI and Laurus (as amended, modified or supplemented from time to time, the “Security Agreement” and, together with the Ancillary Agreements referred to therein, the “2005 Loan Documents” and, together with the 2004 Loan Documents, the “Loan Documents”), as applicable.

WHEREAS, reference is made to the following Related Agreements: (i) that certain Secured Convertible Term Note, dated as of September 30, 2004 and issued by the Company to Laurus (as amended, modified and/or supplemented, the “Term Note”); and (ii) that certain Overadvance Letter, dated as of March 29, 2005 by and between the Company and Laurus (as amended, modified or supplemented from time to time, the “Overadvance Letter”);

WHEREAS, Laurus has agreed to postpone the Company’s obligation to make certain amortization payments, and certain over-advance payments, in consideration therefore, the Company has agreed to issue to Laurus 350,000 shares of the Common Stock of the Company (the “New Shares”);

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Laurus agree as follows:

1. The Company and Laurus hereby agree that the principal portion of the Monthly Amount (as defined in the Term Note) that is due on the first business day of each of January 2007 through September 2007 (collectively, the “Postponement Period”) shall, in each case be reduced to $75,000, the difference between the Scheduled Monthly Amount and $75,000 being referred to herein as (the “Reduction Amount”); provided that, the aggregate amount of all Reduction Amounts shall instead be paid in full on or before the Maturity Date (as defined in the Term Note); provided further, that, the interest portion of all Monthly Amounts due during and after the Postponement Period shall be unchanged and shall be required to be paid as otherwise set forth in the Term Note.

2. Laurus hereby amends the Overadvance Letter to provide that the Overadvance Amount due thereunder shall instead be due and payable on December 31, 2007.

3. Immediately following the execution and delivery of this Agreement by each of the Company and Laurus, the Company hereby agrees to issue to Laurus the New Shares, of which 275,000 shares shall be issued in connection with the deferral of the principal payments as set forth in Section 1 above and 75,000 shares shall be issued in consideration for the extension of the Overadvance Letter.

4. The amendments and waivers set forth herein shall be effective as of the date first above written (the “Effective Date”) on the date when (i) each of the Company and Laurus shall have executed and the Company shall have delivered to Laurus its respective counterpart to this Agreement, and (ii) the issuance by the Company to Laurus of the New Shares, and the receipt by Laurus of the stock certificates evidencing the New Shares.

5. Except as specifically set forth in this Agreement, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

6. The Company hereby represents and warrants to Laurus that (i) no Event of Default exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by the Company in connection with the Loan Documents are true, correct and complete and (iii) on the date hereof, all of the Company’s and its Subsidiaries’ covenant requirements have been met.

7. From and after the Effective Date, all references in the Loan Documents to the Term Note shall be deemed to be references to the Term Note as modified hereby.

8. The Company hereby agrees to file an 8-K, completed as appropriate, with the Securities and Exchange Commission disclosing the terms and conditions set forth in this Agreement as soon as practicable, but no later than the fourth (4th) business day following the date hereof.

9. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, each of the Company and Laurus has caused this Agreement signed in its name effective as of this 11th day of April 2007.

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

DYNAMIC MARKETING I, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name:	David Grin
Title:	Director